Exhibit 10.4

 Intellectual Property License Agreement

LICENSEE
Name:	Santo Pita Corporation	Tax I.D.:
Contact:	Rosa Habeilia Feliz Ruiz	Phone:	(809) 533-9443
Address:	Plaza Tania, Romulo Betancourt no. 289 Local 306	Fax:
	Bella Vista, Santo Domingo, Dominican Republic	e-Mail:	santopita@gmail.com

This Intellectual Property License Agreement ("Agreement") is made between Beaming White, LLC, a Delaware Limited Liability Company ("Beaming White") and the Licensee named above ("You"). You desire to use (a) the Beaming White name, trademark, and/or logo; and (b) copyright-protected text, photographs, graphic images, and any other elements relating to the "look and feel" or "trade dress" contained on the Beaming White web site and promotional materials ("IP"), and Beaming White grants You the rights to use the IP subject to the following terms and conditions.
1. License. Subject to the terms of the Agreement, Beaming White grants You nonexclusive, non-transferable, personal license ("License") to use the IP solely in Your capacity as, or on Your materials (including, without limitation, Your web site) that identify You as (a) a private label consumer, or (b) a Beaming White independent distributor. This Agreement does not grant any license to any Beaming White technology or proprietary rights other than se of the IP as permitted under this Agreement.
2. Your Obligation.
 (a) You agree not to claim any copyright, trademark right, or other intellectual property right in any use of the IP including, without limitation, any use of the IP in combination with any other mark, work, symbol, letter, or design which would create a combination mark or cause confusion regarding Beaming White's ownership of the IP.
(b) You warrant that Your services associated with the IP will meet or exceed the industry standards for such services. You agree to assist Beaming White in monitoring the quality of Your materials using the IP. Upon Beaming White's request, You agree to provide Beaming White, at Your expense, a representative sample of Your usage of the IP for Beaming White's review and inspection.
(c) The size, placement, and use of the IP must emphasize clearly that You are an independent entity, and not part of Beaming White. In all cases, the visual affiliation between You and Beaming White must clearly indicate the independent nature of the relationship between the two companies. You may not use the IP in any manner that expresses or might imply or might imply Beaming White's affiliation, sponsorship, endorsement, or approval other than as contemplated by the Agreement. You may not display or use the IP in any manner that suggests that Your services are provided by Beaming White.

(d) You must use the IP only as provided by Beaming White. Except for size (subject to the restrictions in this Agreement), the IP may not be altered in any manner, including proportions, colors, elements, etc., or animated, morphed, or otherwise distorted in perspective or appearance. The IP must include any ® and/or TM symbols included as part of the IP. Notwithstanding the foregoing, but subject to Beaming White's absolute right to restrict or limit the same, private label customers may make alterations to the IP that are reasonable or necessary to market or advertise Your company or products.
(e) You agree to include the following notice on Your materials using the IP (including each page of your web site that contains IP): "© 2008 All Rights Reserved." You understand and agree that this notice preserves and protects Beaming White's copyright in the IP and does not grant You an such rights.
(f) You shall notify Beaming White of any known or suspected infringement of the IP by third parties; however, You shall have no rights to sue any third parties for infringement of the IP.
(g) You agree to comply with Beaming White's general trademark and copyright fuidleines as may be posted on Beaming White's website, from time to time. At www.BeamingWhite.com. You agree to comply with other actions that Beaming White may reasonably request to assist Beaming White in monitoring the quality of Your materials using the IP, and to preserve Beaming White's ownership of the IP.
3. Ownership. You acknowledge that You have no interest in the IP except the license granted under this Agreement, and that Beaming White is the sole and exclusive owner of all right, title, and interest in the IP. You agree that Your use of the IP will inure solely to the benefit of Beaming White and that Your use of the IP will not create any right, title, or interest for You in the IP except for the license in this Agreement. You agree that You will not contest, oppose or challenge Beaming White's ownership or rights in the IP. You will not attempt to register the IP in any other jurisdiction, or adopt any mark or name, or copyright any text, which is confusingly similar to the IP. Beaming White shall have the sole tight to and in its sole discretion may control any action concerning the IP.

4. Termination. This License is valid as long as You continue to purchase all Your teeth whitening equipment and supplies exclusively from Beaming White or any of its approved suppliers ("Authorized Suppliers"). In the event You purchase any teeth whitening equipment or supplies from anyone other than an Authorized Supplier, this License shall terminate and You shall immediately cease and desist any and all use of the IP. Even if You purchase all teeth whitening equipment and supplies exclusively from and Authorized Supplier, Beaming White may terminate the Agreement: (a) in the event of Your breach of any provisions of this Agreement, which breach is not cured thirty (30) days after written notice by Beaming White, and (b) with or without cause provided that Beaming White delivers three (3) months prior written notice to You.
5. Liability. IN NO EVENT SHALL BEAMING WHITE BE LIABLE TO YOU FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT BEAMING WHITE HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES.
6. Indemnification. You will indemnify and defend Beaming White from and against any and all third party claims, damages, costs, and expenses (including reasonable attorney's fees) related to Your products or services to the extent they are not based on the performance of a validly licenses Beaming White product.
7. General. This Agreement supersedes all previous or contemporaneous agreements and representations of or on behalf of the parties with respect to the subject matter herein. This Agreement may not be changed, terminated, or amended except in writing, Beaming White's failure or delay in exercising any of its rights shall not constitute a waiver of such rights unless expressly waived in writing. You may not assign, sublicense or transfer all or any part of this Agreement without Beaming White's prior written approval. The parties are independent contractors and not partners, joint venturers, or agents, and neither party may obligate the other to any warranty or other obligation. This Agreement and all matters relating thereto shall be construed and controlled in accordance with the laws of the State of Washington, excluding its choice-of-law provisions. The parties hereby irrevocably consent and submit to the personal and subject matter jurisdiction and venue of Clark County, Washington. If a court of law finds any provision of this Agreement unenforceable, the parties agree to replace the offending provision with an enforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision and all other terms shall remain in full force and effect. Any notice provided hereunder must be in writing and will be deemed given upon the earlier of actual receipt or five (5) days after being sent by first-class mail, return receipt requested, to the appropriate address set forth herein, as such address may be changed by written notice. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of, and be enforceable by the parties, and their respective successors, heirs, executors, administrators, and legal representatives. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Facsimile signatures shall be deemed to be originals. The prevailing party in any litigation or other legal proceeding arising out of this Agreement shall be entitled to recover reasonable attorney's fees and costs from the other party. Beaming White shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of the Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach by You of the provisions of this Agreement and that Beaming White may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. In connection with such action You hereby waive the defense that there is an adequate remedy at law. You hereby indemnify and hold Beaming White harmless from, and will defend Beaming White against, any and all losses, liabilities, damages, claims, demands, suits, and related costs and expenses that arise, directly or indirectly, either from Your acts or omissions, or from the breach of any term or condition of the Agreement attributable to You or Your employees or agents.

    IN WITNESS WHEREOF, the Parties hereto have executed this Intellectual Property License Agreement by their authorized officers, to be effective as of the Effective Date.

BEAMING WHITE, LLC.		LICENESEE

By:	MARK J. MOERMAN	By:	ROSA HABEILIA FELIZ RUIZ
Name:	Mark J. Moerman	Name:	Rosa Habeilia Feliz Ruiz
Title:	General Manager	Title:	President/Director
Date:	Feb. 25, 2011	Date:	February 23, 2011